EXHIBIT 99.1
MONARCH COMMUNITY BANCORP, INC.
ANNOUNCES REVISED FIRST QUARTER EARNINGS
COLDWATER, MICHIGAN, May 12, 2010- Monarch Community Bancorp, Inc. (Nasdaq Capital Market: MCBF), the parent company of Monarch Community Bank (“Bank”), announced today that it revised its first quarter results of operations from those announced on April 20, 2010.
Results of operations for the first quarter have been revised and include additional provisions for loan losses approximately $1.2 million. The additional provision for loan losses are due to real estate appraisals of collateral for certain loans received by the Company between the April 20, 2010 release and the date of filing the Form 10-Q for the quarter ended March 31, 2010. As required by accounting principles, the Company has recorded this charge against earnings and revised the financial statements included with the press release of April 20, 2010.
After giving effect to these adjustments, the net loss attributable to Monarch Community Bancorp increased from $113,000 or $.06 per share to $1.2 million, or $.67 per share.
Monarch Community Bank is headquartered in Coldwater, Michigan and operates six full service retail offices in Branch, Calhoun and Hillsdale counties, as well as a drive-thru only location in Branch County.
For additional information, visit Monarch Bancorp’s website at www.monarchcb.com.
Contact:
Donald L. Denney, CEO
(517) 279-3978
Or
Rebecca Crabill., CFO
(517) 279-3956